Financial Statements

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)

Years ended December 31, 2006 and 2005

(Expressed in Canadian dollars)

PricewaterhouseCoopers LLP Chartered Accountants PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver, British Columbia Canada V6C 3S7 Telephone +1 604 806 7000 Facsimile +1 604 806 7806

Independent Auditors’ Report

To the Shareholders of
Fronteer Development Group Inc.

We have audited the consolidated balance sheets of Fronteer Development Group Inc. as at December 31, 2006 and 2005 and the consolidated statements of operations and retained earnings (deficit), cash flows and shareholders’ equity for each of the years in the three years ended December 31, 2006. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three years ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

(Signed) PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, B.C., Canada
March 21, 2007

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Balance Sheets
(Expressed in Canadian dollars)
As at December 31

	2006	2005

Assets
Current assets:
Cash and cash equivalents	$40,391,913	$16,096,933
Restricted cash	-	45,540
Marketable securities (Note 5)	3,536,397	-
Accounts receivable and other (Note 6)	696,975	324,484
Due from related party (Note 17(b))	88,154	-
	44,713,439	16,466,957
Investment in Aurora Energy Resources Inc. (Note 9)	37,508,155	-
Long term investments (Note 8)	1,330,994	-
Equipment (Note 7)	308,581	312,952
Exploration properties and deferred exploration
expenditures (Note 10)	18,450,217	17,022,558
	$102,311,386	$33,802,467
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,375,149	$884,008
Bank indebtedness (Note 11)	-	44,078
	1,375,149	928,086
Future income taxes (Note 12)	1,572,172	1,137,612
Shareholders' Equity
Share capital (Note 13)	88,176,082	35,657,063
Contributed surplus	5,484,416	3,062,200
Warrants	1,429,041	3,754,619
Retained earnings (accumulated deficit)	4,274,526	(10,737,113)
	99,364,065	31,736,769
	$102,311,386	$33,802,467

Commitments (Note 15)
Subsequent events (Note 20)

The accompanying notes form an integral part of these consolidated financial statements.

Approved by the Board of Directors:

"George Bell"	"Jo Mark Zurel"
Director	Director

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Operations and Retained Earnings (Deficit)
(Expressed in Canadian dollars)

For the year ended December 31,

	2006	2005	2004

Operating expenses:
Stock-based compensation (Note 13(c))	$3,035,209	$840,528	$2,179,744
Wages and benefits	1,424,237	958,115	375,004
Investor relations, promotion and advertising	705,306	886,429	1,338,151
Property investigation	594,895	251,507	143,970
Office and general	295,984	232,009	71,722
Accounting and audit	212,165	97,714	60,074
Legal	207,706	117,478	66,220
Listing and filing fees	121,311	125,357	49,103
Write-down of exploration properties	98,784	2,397,169	251,421
Rent	90,488	84,494	70,830
Amortization	86,493	78,725	45,794
Consulting fees	65,786	-	8,695
Management fees	-	-	133,083
Recovery of expenses	(8,005)	(6,148)	(198,617)

Loss from operations	6,930,359	6,063,377	4,595,194

Other income (expenses):
Dilution gain	26,489,773	-	-
Interest income	1,309,550	467,525	188,130
Equity in loss of Aurora Energy Resources Inc.	(6,974,120)	-	-
Foreign exchange gain (loss)	7,385	(36,752)	-
Loss on disposal of capital assets	(2,763)	(33,787)	-
Writedown of marketable securities	-	-	(15,000)
Gain (loss) on sale of investments and marketable securities	117,639	(1,945)	(11,024)

	20,947,464	395,041	162,106

Net income (loss) before income taxes and discontinued operations	14,017,105	(5,668,336)	(4,433,088)

Current income tax expense (Note 12)	-	19,207	23,508
Future income tax (recovery) (Note 12)	(998,530)	(391,600)	-

	(998,530)	(372,393)	23,508

Net income (loss) before discontinued operations	15,015,635	(5,295,943)	(4,456,596)

Loss from discontinued operations (Note 18(b))	3,996	8,595	6,148

Net income (loss) for the year	$15,011,639	$(5,304,538)	$(4,462,744)

Retained earnings (Deficit), beginning of year
As previously reported	$(10,737,113)	$(5,432,575)	$(727,737)
Adjustment to prior periods due to change in accounting policy (Note 19)	-	-	(242,094)
As restated	(10,737,113)	(5,432,575)	(969,831)

Retained earnings (Deficit), end of year	$4,274,526	$(10,737,113)	$(5,432,575)

Basic earnings (loss) per common share	$0.27	$(0.12)	$(0.15)
Diluted earnings per common share	$0.25	$(0.12)	$(0.15)

Weighted average number of common shares outstanding
Basic	55,944,336	45,054,137	29,076,392
Diluted	59,991,201	45,054,137	29,076,392

The accompanying notes form an integral part of these consolidated financial statements.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statement of Cash Flows
(Expressed in Canadian dollars)

For the year ended December 31,

	2006	2005	2004

Cash provided (used for):
Operating activities:
Earnings (Loss) for the year before discontinued operations	$15,015,635	$(5,295,943)	$(4,456,596)
Items not affecting cash:
Future income taxes	(998,530)	(391,600)	-
Stock-based compensation	3,035,209	840,528	2,179,744
Write-down of exploration properties	98,920	2,397,169	251,421
Amortization	86,493	78,725	45,794
Loss (gain) on sale of marketable securities	(117,639)	1,945	11,024
Loss on disposal of capital assets	2,763	33,787	-
Loss on write-down of short-term investments	-	-	15,000
Foreign exchange gain (loss)	(7,385)	36,752	-
Dilution gain	(26,489,773)	-	-
Equity in loss of Aurora	6,974,120	-	-
Changes in current assets and liabilities:
Accounts receivable and other	(307,242)	(49,338)	(20,452)
Accounts payable and accrued liabilities	407,248	120,015	147,352
Amounts due from related parties	(88,154)	-	-

Net cash used in operating activities	(2,388,335)	(2,227,960)	(1,826,713)

Financing activities:
Increase (decrease) in bank indebtedness	(44,078)	44,078	-
Issuance of common shares for cash	38,400,000	9,832,392	8,647,688
Issuance of flow-through shares for cash	-	4,125,000	1,100,000
Issuance of warrants for cash	-	2,890,108	950,612
Cash received on exercise of warrants	10,909,820	5,056,433	1,020,514
Cash received on exercise of options	1,209,045	882,047	336,721
Share issue costs	(2,471,741)	(962,015)	(698,293)

Net cash provided by financing activities	48,003,046	21,868,043	11,357,242

Investing activities:
Accounts receivable and other	(65,249)	(121,567)	(28,068)
Accounts payable and accrued liabilities	83,893	295,713	202,220
Purchase of marketable securities and long term investments	(5,347,317)	-	-
Purchase of short-term deposits	-	(5,081,480)	(7,086,705)
Proceeds from GIC investments	-	12,168,186	3,251,290
Purchase of equipment	(227,724)	(270,105)	(144,629)
Investment in Aurora Energy Resources Inc.	(10,000,002)	-	-
Investment in joint venture, net of cash acquired	-	(2,057,927)	-
Recovery of deferred exploration expenditures	9,500	157,683	2,143,485
Proceeds from sale of marketable securities	601,059	37,655	34,976
Interest in exploration properties and deferred exploration expenditures	(6,298,162)	(11,091,849)	(5,554,782)

Net cash used by investing activities	(21,244,002)	(5,963,691)	(7,182,213)

Cash flows from discontinued operations	(3,996)	16,601	(6,334)

Effect of exchange rate difference on cash and cash equivalents	(71,733)	(37,934)	-

Net increase in cash and cash equivalents	24,294,980	13,655,059	2,341,982

Cash and cash equivalents, beginning of period	16,096,933	2,441,874	99,892

Cash and cash equivalents, end of period	$40,391,913	$16,096,933	$2,441,874

Non-cash investing and financing activities:
Common stock issued for interest in exploration properties	$702,420	$362,136	$602,500

The accompanying notes form an integral part of these consolidated financial statements.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statement of Shareholders' Equity
(Expressed in Canadian dollars)

For the year ended December 31,

						Total
	Common Shares		Contributed			Shareholders'
	Shares	Amount	Surplus	Warrants	Deficit	Equity
		$	$	$	$	$

Balance as at December 31, 2003	21,334,968	4,743,074	58,501	360,883	(727,737)	4,434,721

Shares issued for cash	8,896,208	8,647,688	-	-	-	8,647,688
Flow-through shares issued for cash	900,740	1,100,000	-	-	-	1,100,000
Exercise of stock options	832,330	453,646	(116,925)	-	-	336,721
Exercise of warrants	1,566,897	1,249,137	-	(228,622)	-	1,020,515
Warrants granted	-	-	-	1,121,042	-	1,121,042
Share issued for interest in exploration property	540,000	602,500	-	-	-	602,500
Share issue costs - warrants	-	(170,429)	-	-	-	(170,429)
Share issue costs - cash	-	(698,294)	-	-	-	(698,294)
Stock-based compensation	-	-	2,421,838	-	-	2,421,838
Change in accounting policy	-	-	-	-	(242,094)	(242,094)
Loss for the year	-	-	-	-	(4,462,744)	(4,462,744)

Balance as at December 31, 2004	34,071,143	15,927,322	2,363,414	1,253,303	(5,432,575)	14,111,464

Shares issued for cash	7,472,695	10,106,529	-	-	-	10,106,529
Flow-through shares issued for cash	1,500,000	4,125,000	-	-	-	4,125,000
Exercise of stock options	1,613,834	1,318,604	(436,556)	-	-	882,048
Exercise of warrants	3,653,707	6,277,496	-	(1,221,064)	-	5,056,432
Warrants granted	-	-	-	3,722,380	-	3,722,380
Share issued for interest in exploration property	206,930	362,136	-	-	-	362,136
Renunciation of flow-through expenditures	-	(391,600)	-	-	-	(391,600)
Share issue costs - warrants	-	(1,106,409)	-	-	-	(1,106,409)
Share issue costs - cash	-	(962,015)	-	-	-	(962,015)
Stock-based compensation	-	-	1,135,342	-	-	1,135,342
Loss for the year	-	-	-	-	(5,304,538)	(5,304,538)

Balance as at December 31, 2005	48,518,309	35,657,063	3,062,200	3,754,619	(10,737,113)	31,736,769

Shares issued for cash	6,000,000	38,400,000	-	-	-	38,400,000
Exercise of stock options	1,058,066	1,950,417	(741,372)	-	-	1,209,045
Exercise of warrants	5,288,379	13,235,398	-	(2,325,578)	-	10,909,820
Shares issued for interest in exploration property	105,000	702,420	-	-	-	702,420
Renunciation of flow-through expenditures	-	(140,833)	-	-	-	(140,833)
Recognition of benefit of share issue costs	-	843,358	-	-	-	843,358
Share issue costs - cash	-	(2,471,741)	-	-	-	(2,471,741)
Stock options cancelled	-	-	(32,198)	-	-	(32,198)
Stock-based compensation	-	-	3,195,786	-	-	3,195,786
Net income for the year	-	-	-	-	15,011,639	15,011,639

Balance as at December 31, 2006	60,969,754	88,176,082	5,484,416	1,429,041	4,274,526	99,364,065

The accompanying notes form an integral part of these consolidated financial statements.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

1.	NATURE OF OPERATIONS

Fronteer Development Group Inc. (the “Company”) has international operations focused on the acquisition, exploration and development of mineral resource properties. The Company has not yet determined whether these properties contain resources that are economically recoverable. The recoverability of the carrying values of exploration properties and deferred exploration expenditures is dependent upon the discovery of economic reserves, the preservation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain financing necessary to complete development of the properties and their future profitable production or, alternatively, upon the Company’s ability to dispose of its interests on an advantageous basis (see Note 10).

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with Canadian generally accepted accounting principles. Outlined below are those policies considered significant. As described in Note 21, these accounting principles differ in certain material respects from accounting principles accepted in the United States.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its significant wholly-owned subsidiaries, Fronteer Holdings Inc., Fronteer Investments Inc., Fronteer de Mexico, S.A. de C.V. and Fronteer Eurasia Madencilik Limited Sirketi (“Fronteer Eurasia”).

These financial statements also include the accounts of Aurora Energy Resources Inc. (“Aurora”) on a proportionately consolidated basis for the year ended December 31, 2005 and for the period from January 1, 2006 to March 21, 2006. For the period from March 22, 2006 to December 31, 2006, the equity method has been applied (see Note 9).

Use of Estimates

The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses during the reporting period. Areas requiring the use of management estimates include the rates for amortization of capital assets, assessments of the recoverability of mineral properties, the investment in Aurora, the determination of the provision for future removal and site restoration costs, the potential recognition of future income tax assets and the assumptions used in the determination of the fair value of stock-based compensation. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and short-term investments which generally mature within three months from the date of acquisition. These investments are liquid and can be converted to cash at any time. The investments are held in a Canadian chartered bank or a financial institution controlled by a Canadian chartered bank.

Short-term deposits

Short-term deposits consist of cash invested in guaranteed investment certificates with maturities of less than one year, but more than three months, at the time of acquisition. These investments are liquid and can be converted to cash at any time. The balance is carried at the lower of cost plus accrued interest and fair market value.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Equipment and Amortization

Equipment is recorded at cost. The equipment noted below is amortized over its estimated useful life using the following rates and methods:

Computer equipment	30%	Declining balance
Computer software	100%	Straight-line
Field equipment	20%	Declining balance
Furniture and fixtures	20%	Declining balance
Leasehold improvements	5 years	Straight-line
Vehicles	30%	Declining balance

Amortization of assets used in exploration is capitalized to deferred exploration expenditures.

Exploration Properties and Deferred Exploration Expenditures

Acquisition and exploration expenditures on properties, less recoveries in the pre-production stage, are deferred until such time as the properties are put into commercial production, sold or become impaired. On the commencement of commercial production, the deferred costs will be charged to operations on the unit-of-production method based upon estimated recoverable proven and probable reserves. General exploration expenditures are charged to operations in the period in which they are incurred. The Company recognizes the payment or receipt of payment required under option agreements when paid.

The amount shown for mineral property interests represents costs incurred and deferred to date net of recoveries from joint-venture parties and write-downs and does not necessarily reflect present or future values.

Impairment of Long-Lived Assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on the estimated fair value of the assets. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. Any differences between significant assumptions used and actual market conditions and/or the Company’s performance could have a material effect on the Company’s financial position and results of operations.

Asset Retirement Obligations

Asset retirement obligations are recognized when a legal or constructive obligation arises. This liability is recognized at the fair value of the asset retirement obligation. When the liability is initially recorded the Company capitalizes the cost by increasing the carrying amount of the related long-lived assets. Over time the liability is accreted to its present value in each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, the Company either settles the obligation for its recorded amount or incurs a gain or loss.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Flow-through Financing

The Company has financed a portion of its exploration activities through the issue of flow-through shares, which transfer the tax deductibility of exploration expenditures to the investor. Proceeds received on the issue of such shares have been credited to share capital and the related exploration costs have been charged to exploration properties and deferred exploration expenditures. A future income tax liability is recognized, and the shareholders' equity reduced, on the date the Company renounces the tax benefits associated with the expenditures, provided there is reasonable assurance that the expenditures will be made.

The Company may also recognize the benefit of previously unrecognized future income tax assets relating to non-capital loss carryforwards to offset the future income tax liability arising on a renouncement of expenditures. The corresponding credit reduces income tax expense.

Stock-Based Compensation

The Company has an employee stock option plan. The Company recognizes an expense or addition to exploration properties and deferred exploration expenditures arising from stock options granted to both employees and non-employees using the fair value method. The fair value of option grants is generally established at the date of grant using the Black-Scholes option-pricing model and the compensation amount, equal to the option's fair value, is recognized over the vesting period of the option. The vesting periods of the stock options granted range from vesting immediately to vesting over a three-year period.

In 2004, the Company elected to apply the fair value method of accounting for stock options granted to employees on a retroactive basis, without restatement, in accordance with the recommendations of the Canadian Institute of Chartered Accountants. The fair value of options granted after January 1, 2002, but before January 1, 2004, has been recorded as an adjustment to opening deficit. The fair value of all stock options is recorded as a charge to operations or an addition to exploration properties and deferred exploration expenditures as the stock options vest, and a credit to contributed surplus in shareholders' equity. Stock option expense is added to the properties in the same manner in which exploration wages are added to the properties. Any consideration paid on the exercise of stock options is credited directly to share capital and a transfer from contributed surplus to share capital is made at that time.

Long term investments

Investments in companies over which the Company can not exercise significant influence are carried at cost unless there is an other than temporary impairment in value, in which case the investment is written down to estimated recoverable value.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method of tax allocation, future tax assets and liabilities are determined based on differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases ("temporary differences") and losses carried forward. Future income tax assets and liabilities are measured using the enacted tax rates expected to be in effect when the temporary differences are likely to reverse. The effect of a change in tax rates on future income tax assets and liabilities is reflected in the period in which the change is substantively enacted. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

These financial statements are denominated in Canadian dollars, the Company's functional currency. Amounts denominated in foreign currencies are translated into Canadian dollars as follows:

 i. monetary assets and liabilities at the rates of exchange in effect at the balance sheet date;
ii. non-monetary assets at historical rates;
iii. revenue and expense items at the average rates for the period, except for depreciation and amortization, which are based on historical rates.

The net effect of foreign currency translation is included in the statement of operations.

Basic and diluted earnings per share

Earnings per share are calculated using the weighted average number of paid common shares outstanding. The calculation of diluted earnings per share assumes that outstanding options and warrants are exercised and the proceeds are used to repurchase shares of the Company at the average market price of the shares for the period. The effect is to increase the number of shares used to calculate diluted earnings per share and is only recognized when the effect is dilutive.

3.	CASH AND CASH EQUIVALENTS

	2006	2005
	$	$
Cash on deposit	40,391,913	16,096,933
Cash equivalents	-	-
	40,391,913	16,096,933

4.	RESTRICTED CASH

The restricted cash consisted of term deposits pledged to secure letters of credit outstanding relating to residential properties previously built and sold.

5.	MARKETABLE SECURITIES

The Company holds various equity securities in public companies as marketable securities. At December 31, 2006, the carrying value of these marketable securities was $3,536,397 and the market value was $4,177,285.

6.	ACCOUNTS RECEIVABLE AND OTHER

	2006	2005
	$	$
Accounts receivable – project partners	49,202	-
Accounts receivable – other	521,493	209,097
Prepaid expenses and deposits	126,280	115,387
	696,975	324,484

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

7.	EQUIPMENT

		2006			2005
	Cost	Accumulated	Net Book	Cost	Accumulated	Net Book
		Amortization	Value		Amortization	Value
	$	$	$	$	$	$
Field equipment	36,045	8,584	27,461	172,875	39,297	133,578
Computer equipment	227,891	79,271	148,620	158,532	50,429	108,103
Computer software	121,929	67,582	54,347	59,230	48,129	11,101
Furniture and fixtures	73,917	24,428	49,489	48,186	15,743	32,443
Automotive equipment	21,464	9,838	11,626	31,678	6,098	25,580
Leasehold improvements	19,382	2,344	17,038	2,321	174	2,147
	500,628	192,047	308,581	472,822	159,870	312,952

8.	LONG TERM INVESTMENTS

On November 21, 2006, the Company made a strategic investment in Latin American Minerals Inc.(“LAT”), a publicly traded company listed on the Toronto Stock Exchange under the symbol LAT. The Company purchased, as part of a larger private placement, 5,310,000 units offered by LAT at a price of $0.25 per unit. Each unit consists of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the Company to purchase one common share of LAT at an exercise price of $0.35 for a period of 12 months from the closing of the private placement. As at December 31, 2006, the Company owned 17.6% of the issued and outstanding common shares of LAT with an estimated market value of $2,389,500. See also Note 20(c).

The Company also has investments in other companies for a total cost of $3,494.

9.	INVESTMENT IN AURORA ENERGY RESOURCES INC.

Effective March 22, 2006, the Company’s ownership interest in Aurora was reduced to 50.2% as a result of Aurora issuing additional common shares to third parties in its initial public offering. Prior to this date, the Company had a joint venture ownership interest that exceeded 50.2%. The Company’s consolidated financial statements for prior periods include the Company’s proportionate share of Aurora’s assets, liabilities, operations and cash flows.

On March 30, 2006, the Company was notified that the Underwriters of Aurora’s IPO would be exercising their over allotment option to purchase an additional 1,041,667 common shares of Aurora, thereby diluting the Company’s ownership to 49.3%. The exercise of the over-allotment option was completed on April 5, 2006. Accordingly, the equity method has been applied to account for the Company’s investment in Aurora from March 22, 2006 onwards. Under the equity method, the Company’s percentage interest in the net assets and results of operations of Aurora are presented in a single line on the balance sheet as “Investment in Aurora Energy Resources Inc.” and in the statement of operations and deficit as “Equity in loss of Aurora Energy Resources Inc.”, respectively. The Company has also recorded a dilution gain of $26,489,773 with respect to its investment in Aurora for the year ended December 31, 2006, which is also included on the balance sheet as a part of “Investment in Aurora Energy Resources Inc.” The dilution gain represents the fair value of the Company’s share of the consideration paid by the new investors in excess of the carrying value of the Company’s investment in Aurora.

The Company invested an additional $10,000,002 in a private placement offering in Aurora on October 5, 2006, subscribing for 956,938 common shares at $10.45 per share. As at December 31, 2006, the Company owned 30,947,336 common shares of Aurora or 47.2% of Aurora’s issued and outstanding common shares.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

10.	EXPLORATION PROPERTIES

			Designated
	Total		Property		Write-	Total
	2005	Additions	Reallocation	Recoveries	downs/Transfers	2006
	$	$	$	$	$	$
TURKEY (Note 10a)
Agi Dagi	5,965,384	844,311	-	-	-	6,809,695
Kirazli	3,235,676	790,214	-	-	-	4,025,890
Biga	645,076	641,906	(1,039,983)	-	-	246,999
Pirentepe	74,530	423,734	566,386	-	-	1,064,650
Halilaga	-	344,053	428,882	-	-	772,935
General Turkey	43,797	882	-	-	-	44,679
Aydin	-	34,142	-	-		34,142
Samli	17,744	4,497	-	-	-	22,241
Nidge	7,397	2,234	-	-	-	9,631
Dedidagi	-	-	8,517	-	-	8,517
TV Tower	-	-	36,198	-	-	36,198
Recognition of future
income tax liability	-	1,180,439	-	-	-	1,180,439
	9,989,604	4,266,412	-	-	-	14,256,016
LABRADOR (Note
10b)
Central Mineral Belt	3,587,168	9,913	-	-	(3,597,081)	-
Purchase price	3,195,539	-	-	-
Adjustment					(3,195,539)	-
	6,782,707	9,913	-	-	(6,792,620)	-
MEXICO (Note 10c)
Agua Grande	-	8,999	-	-	-	8,999
Clara	24,700	891,409	-	-	-	916,109
San Pedro	16,098	367,067	-	-	-	383,165
	40,798	1,267,475	-	-	-	1,308,273
YUKON (Note 10d)
Wernecke Properties	209,438	2,624,285	-	-	-	2,833,723

OTHER
PROPERTIES (Note	11	160,478	-	(9,500)
10e)					(98,784)	52,205
	17,022,558	8,328,563	-	(9,500)	(6,891,404)	18,450,217

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

10.	EXPLORATION PROPERTIES (continued)

	Turkey	Labrador	Mexico	Yukon	Other	Total
	$	$	$	$	$	$
December 31, 2005	9,989,604	6,782,707	40,798	209,438	11	17,022,558
2006 expenditures:
Acquisition costs	816,639	-	1,848	374,756	99,684	1,292,927
Assaying & geochemical	132,106	-	36,332	196,130	5,412	369,980
Camp & field costs	167,096	-	636,286	377,293	9,708	1,190,383
Deposit modelling and
resource estimation	23,506	-	-	-	-	23,506
Drilling	592,395	-	-	-	-	592,395
Geophysics	90,687	-	-	607,941	435	699,063
Transportation	213,968	-	100,471	401,033	4,522	719,994
Wages, consulting and
management fees	800,615	9,913	418,208	640,953	37,245	1,906,934
Other	248,961	-	74,330	26,179	3,472	352,942
Effect of equity method
application	-	(6,792,620)	-	-	-	(6,792,620)
Recognition of future		-	-	-
income tax liability	1,180,439					1,180,439
	4,266,412	(6,782,707)	1,267,475	2,624,285	160,478	1,535,943
Exploration costs
written-off	-	-	-	-	(98,784)	(98,784)
Recoveries	-	-	-	-	(9,500)	(9,500)

December 31, 2006	14,256,016	-	1,308,273	2,833,723	52,205	18,450,217

a) Turkey
On April 27, 2004, May 6, 2004 and October 19, 2004, the Company signed Memoranda of Understanding (“MOUs”) with Teck Cominco Arama ve Madencilik Sanayi Ticaret (“TCAM”) to acquire a 100% interest in three epithermal gold properties, the Agi Dagi, the Kirazli and the Biga Properties, respectively. Under the terms of the MOUs, the Company issued to TCAM a total of U.S.$500,000 in its common shares upon signing, allocated as 300,000 common shares to the Agi Dagi property, 200,000 to the Kirazli property and 111,930 to the Biga Properties.

On April 30, 2006, the Company received notice from TCAM that it was exercising its option to earn back 60% of the Agi Dagi and Kirazli properties prior to the Company completing its earn-in requirements. As a result of this election, the Company is deemed to have earned 100% of each project. The Company issued to TCAM 85,000 common shares on April 30, 2006 (10,000 for Agi Dagi and 75,000 for Kirazli) and because of the TCAM back-in election has no further obligation to issue additional shares to TCAM for these properties.

To earn back a 60% interest in Agi Dagi and Kirazli, TCAM is required to spend approximately US$10,000,000 on Agi Dagi and US$5,000,000 on Kirazli over the next two years, with at least 50% of each amount to be spent in the first year. TCAM also has been granted a 1% NSR on Agi Dagi and a 2% NSR on Kirazli.

TCAM may earn an additional 10% interest in either Agi Dagi or Kirazli by completing a final feasibility study within four years of meeting the expenditure commitment outlined above.

TCAM relinquishes its NSR royalty upon earning back an interest in a project. If TCAM completes an earn back on Agi Dagi or Kirazli, the Company will pay a production bonus to TCAM of US$10 per ounce of gold from the

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

10.	EXPLORATION PROPERTIES (continued)

originally defined resource areas at each property, subject to a maximum of 600,000 ounces of gold on Agi Dagi and 250,000 ounces of gold at Kirazli.

On November 30, 2006, the Company received notice from TCAM that it was exercising its option to earn-back 60% of four newly designated properties governed by the Biga Properties MOU, called Pirentepe, Halilaga, TV Tower and Dedidagi. As a result of this election, the Company is deemed to have earned back 100% of each of these properties. The Company and TCAM agreed to a reallocation of costs, previously capitalized to the Biga Properties, to each of the designated properties to determine the amount of TCAM’s earn back expenditure.

To earn back a 60% interest in any one of these four properties, TCAM is required to spend, over a three-year period, 3.5 times the Company’s accrued expenditure on a property, with 50% or more being spent in year one. Upon back in, TCAM relinquishes its NSR royalty. TCAM may earn an additional 10% interest in property by completing a feasibility study and completing other requirements.

In addition, the Company acquired by way of auction two properties in Balikesir Province and three properties in Canakkale Province, Turkey, at a cost of approximately $25,142.

b)	Labrador Properties, Labrador, Canada

The Company’s Labrador properties were transferred to Aurora in June 2005 in exchange for a controlling interest in Aurora. Effective March 22, 2006, the Company no longer held a controlling interest in Aurora and the equity method has been applied to account for the Company’s investment in Aurora (see Note 9). As a result, the costs associated with the Labrador properties are now included within the investment in Aurora on the balance sheet.

c)	Mexico

In 2004, the Company staked a total of 12 mineral claims located in the state of Chiapas. During 2005, the Company decided not to conduct further exploration on these properties and, accordingly, the Company wroteoff a total of $921,091 of deferred exploration expenditures relating to these claims.

On October 26, 2005, the Company entered into an agreement with Minera Teck Cominco S.A de C.V (“Minera”), whereby the Company can acquire a 100% interest in both the Clara and San Pedro gold properties, located in the state of Jalisco. To earn its 100% interest the Company must spend a total of US$2.0 million over four years on exploration. A minimum of US$500,000 must be spent on an individual property for it to remain eligible for inclusion in the earn-in. Upon vesting, Minera will retain a 1.5% - 2% NSR, depending on the price of gold. As at December 31, 2006, the Company has spent a total of $1,299,274 on these properties.

Minera will retain a back-in right to each project, which must be exercised within 60 days of Fronteer expending US$2,000,000 on such project. Minera will also retain a 1.5% - 2% NSR, on each project which will be extinguished for a project if Minera earns back an interest.

Minera’s back-in right allows it to earn an initial 51% interest in each project individually by incurring twice Fronteer’s expenditures on such project over three years, with a firm first-year work commitment of 25% of Fronteer’s expenditures. Thereafter, Minera may earn an additional 14% interest by funding a feasibility study on the project and can earn a further 5% interest by arranging project financing, for a total 70% interest.

A finder’s fee of US$12,500 was due on closing and a further US$150,000 is payable once a property is put into production at a minimum of 80% plant design capacity. The Company has also staked additional ground in Mexico at a cost of $8,999, now referred to as the Agua Grande Property.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

10.	EXPLORATION PROPERTIES (continued)

d)	Wernecke Breccias, Yukon, Canada

On January 24, 2006, the Company and Rimfire Mineral Corporation (“Rimfire”) jointly signed an agreement with Newmont Exploration of Canada, a subsidiary of Newmont Mining Corporation (“Newmont”) and NVI Mining Ltd., a subsidiary of Breakwater Resources Ltd. (“NVI”), to acquire mineral claims and a data set covering a large region of northern Yukon Territory known as the Wernecke Breccias. The Company and Rimfire have earned a 100% interest in the claims and data by spending a minimum of $2,000,000 on exploration and staking additional claims within the agreement’s area of interest (“AOI”). Newmont and NVI retain a total 2% NSR over the AOI. The Company is the operator of the project, with an 80% interest, and Rimfire holds a 20% interest. The Company and Rimfire are in negotiations regarding an unincorporated joint venture whereby ongoing exploration expenses will be shared pro rata subject to dilution for non-participation. Should either party’s interest fall below 5%, their interest will be converted to a 3% net profit interest after pay-back of capital. The Company has received notification from Rimfire that they will be contributing their share of the $833,723 incurred in excess of the $2 million earn-in amount.

11.	BANK INDEBTEDNESS

Bank indebtedness represented cheques issued in excess of funds on deposit. The amount was unsecured and bore no interest.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

12.	INCOME TAXES

a) Provision for income taxes:

The recovery of income taxes differs from the amount that would have resulted from applying combined Canadian federal and provincial statutory tax rates of 34.12% (2005 – 34.86%; 2004 – 37.6%) .

	December 31,	December 31,	December 31,
	2006	2005	2004
Income (loss) before taxes	$14,017,105	$(5,668,336)	$(4,433,088)
Expected income tax expense (recovery)	4,782,636	(1,975,982)	(1,664,659)
Adjustments resulting from:
Permanent differences and other, primarily
relating to stock-based compensation	415,779	(63,638)	558,933
Rate differences in other jurisdictions	-	63,240	-
Changes in enacted rates	(719,621)	57,456	-
Effects of change to equity accounting for	5,827,681
Aurora		-	-
Part XII.6 tax	-	19,207	23,508
Future tax assets not previously recognized	-	(391,600)	-
Change in valuation allowance	(11,305,005)	1,918,924	1,105,726
Income tax expense (recovery)	$(998,530)	$(372,393)	$23,508

b) Future tax balances:

The tax effects of temporary differences that give rise to future income tax assets and liabilities are as follows

	December 31,	December 31,	December 31,
	2006	2005	2004
Future income tax assets (liabilities):
Operating losses carried forward	$1,265,005	$1,479,041	$526,232
Net capital loss carried forward	-	2,891	-
Equipment	51,306	62,345	26,866
Share issue costs	897,394	458,612	288,961
Investment in Aurora	(4,263,764)	-	5,340
Resource expenses	738,463	8,398,228	289,707
Other	(26,752)	-	-
Valuation allowance	(233,824)	(11,538,729)	(1,137,106)
	$(1,572,172)	$(1,137,612)	$-

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

12.	INCOME TAXES (continued)

As at December 31, 2006, the Company had available for deduction against future taxable income in Canada non- capital losses of approximately $3,322,411 (2005 - $3,326,352). These losses, if unutilized, have expiration years ranging from 2007 to 2026.

In addition, the Company has available for deduction against future taxable income in Turkey and Mexico losses carried forward of $180,922, which expire in 2010, and losses carried forward of $2,062,097 which expire in 2015, respectively. The potential income tax benefit of these losses has been offset by a valuation allowance.

As at December 31, 2006, the Company had approximately $6,921,511, $855,920, and $134,384, of Canadian exploration expenses, Canadian development expenses and foreign resource expenses, respectively which, under certain circumstances, may be utilized to reduce taxable income in future years.

13.	SHARE CAPITAL

(a)

The authorized share capital of the Company consists of an unlimited number of common shares with no par value. As at December 31, 2006, there were 60,959,754 issued and outstanding common shares of the Company.

The issued share capital of the Company is as follows:

	December 31, 2006		December 31, 2005
	Amount	$	Amount	$
Balance, beginning of year	48,518,309	35,657,063	34,071,143	15,927,322
Private placements (i)	6,000,000	38,400,000	8,972,695	14,231,529
Issued for interest in exploration
property	105,000	702,420	206,930	362,136
Options exercised	1,058,066	1,209,045	1,613,834	882,048
Warrants exercised	5,288,379	13,235,398	3,653,707	6,277,496
Share issue costs	-	(2,471,741)	-	(2,068,424)
Renunciation of flow-through
expenditures	-	(140,833)	-	(391,600)
Recognition of future income tax
benefit of share issue costs	-	843,358	-	-
Transfer of fair value of stock-based
compensation upon exercise of stock
options	-	741,372	-	436,556

Balance, end of year	60,969,754	88,176,082	48,518,309	35,657,063

(i). In June 2006, the Company completed a private placement financing, issuing a total of 6,000,000 common shares at a price of $6.40 per share for gross proceeds of $38,400,000. In connection with the financing the Company paid a cash commission equal to 5.5% of the gross proceeds, or $2,112,000, to the Underwriters.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

13.	SHARE CAPITAL (continued)

In May 2005, the Company completed a private placement financing, issuing a total of 1,500,000 flow- through common shares at a price of $2.75 per share. In connection with the financing, the Company paid a cash commission of $247,500 and issued 120,000 compensation options to the agent (the “Agent”). Each compensation option entitled the Agent to acquire one share of the Company at an exercise price of $3.00 until November 25, 2006.

In February 2005, the Company completed a private placement financing, issuing a total of 7,270,000 units (the “Units”) at a price of $1.75 per Unit for gross proceeds of $12,722,500. Each Unit consisted of one common share of the Company and one half of a share purchase warrant. Each whole warrant entitles the holder thereof to acquire one common share of the Company until February 17, 2007 at an exercise price of $2.75. In connection with the financing, the Company issued a further 202,695 Units to the Agents as payment of part of their commission plus 617,950 compensation options. Each compensation option entitles the Agents to acquire one share of the Company at an exercise price of $1.90 until February 17, 2007.

(b)	Stock Option Plan:

The Company maintains a stock option plan (the “Plan”) whereby the Board of Directors may, from time to time, grant to employees, officers and directors of, or consultants to the Company options to acquire common shares in such numbers and for such terms as may be determined by the Board. The aggregate number of common shares reserved for issuance under the stock option plan is 7,500,000. The options are non-assignable and may be granted for a term not exceeding five years. The exercise price of the options is fixed by the Board at the time of grant in accordance with the terms of the Plan.

Stock option transactions and the number of stock options outstanding are summarized as follows:

		Weighted
		Average
		Exercise
	Shares	Price
Outstanding, December 31, 2003	2,925,000	$0.47
Options granted	2,960,000	1.13
Options exercised	(832,330)	0.40
Options expired	(416,670)	0.87
Balance, December 31, 2004	4,636,000	$0.86
Options granted	862,500	2.35
Options exercised	(1,613,834)	0.55
Options expired	(104,166)	1.43
Balance, December 31, 2005	3,780,500	$1.32
Options granted	1,225,000	6.64
Options exercised	(1,058,066)	1.14
Options expired	(98,334)	5.40
Outstanding, December 31, 2006	3,849,100	$2.95

Options exercisable at December 31, 2006 totalled 3,154,101 (December 31, 2005 – 3,393,000).

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

13.	SHARE CAPITAL (continued)

At December 31, 2006, the Company had incentive stock options issued to directors, officers and employees od and key consultants to the Company outstanding as follows:

		Weighted			Weighted
		average	Weighted		average
	Number of	remaining	average	Number of	price of
	options	contractual	exercise	options	options
Range of prices	outstanding	life	price	exercisable	exercisable
			$		$
$0.50 to $0.99	469,900	1.55 years	0.78	469,900	0.78
$1.00 to $1.49	1,505,000	2.72 years	1.18	1,505,000	1.19
$1.50 to $1.99	230,000	3.00 years	1.77	203,334	1.76
$2.00 to $2.49	462,500	3.40 years	2.33	312,500	2.32
$3.00 to $3.49	35,000	3.75 years	3.26	18,334	3.26
$4.00 to $4.49	40,000	4.08 years	4.32	40,000	4.32
$4.50 to $4.99	130,000	4.28 years	4.55	40,000	4.54
$5.00 to $5.49	25,000	4.63 years	5.09	-	-
$6.50 to $6.99	801,700	4.36 years	6.50	565,033	6.50
$10.00 to $10.49	150,000 (1)	4.95 years	10.06	-	-
	3,849,100	3.00 years	2.95	3,154,101	2.32

(1) – options have been granted in excess of the number available under the Plan and are subject to shareholder approval.

(c)	Stock-based compensation:

For the year ended December 31, 2006, the Company recorded compensation cost on the grant of stock options to employees and non-employees as described in Note 2. For the purposes of estimating the fair value of options using the Black-Scholes option pricing model, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company’s shares, risk-free interest rates and expected average life of the options. Exercise price and vesting dates may also vary.

The fair value of options granted during the year ranged from $2.78 to $5.79 per option. The fair value of each option granted was determined using the Black-Scholes option pricing model and used the following range of assumptions:

	December 31,	December 31,
	2006	2005
Risk free interest rate	4.1% to 4.5%	4.1%
Expected life	4.2 to 4.5 years	4.2 years
Expected volatility	65.4% to 80.9%	84.6%
Expected dividend yield	0.0%	0.0%

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

13.	SHARE CAPITAL (continued)

During the year ended December 31, 2006, the Company granted 1,225,000 stock options to employees, directors and consultants. The fair value of the portion of these options which vested in the year, estimated using the Black Scholes model, was $2,804,195 (2005 - $709,724) which has been charged to the Statement of Operations and Deficit or added to exploration properties and deferred exploration expenditures and in both cases credited to contributed surplus in shareholders’ equity. Options granted prior to January 1, 2006 which vested in 2006 were estimated using the Black Scholes model to have a fair value of $359,393 (2005 - $261,019). In 2006, a total of $128,379 (2005 - $294,814) of stock-based compensation expense was capitalized in exploration properties and deferred exploration expenditures.

(d)	Warrants:

As at December 31, 2006, the Company had issued and outstanding 1,797,361 warrants entitling the holders to purchase one common share of the Company for each warrant held. A summary of changes in warrants is as follows:

		Weighted
		Average
	Number of	Exercise
	Warrants	Price
Balance, December 31, 2003	2,405,710	$0.64
Warrants granted	5,405,764	1.46
Warrants exercised	(1,546,323)	0.64
Warrants expired	-	-
Balance, December 31, 2004	6,256,151	$1.34
Warrants granted	4,474,298	2.64
Warrants exercised	(3,653,709)	1.38
Warrants expired	-	-
Balance, December 31, 2005	7,085,740	$2.24
Warrants granted	-	-
Warrants exercised	(5,288,379)	2.09
Warrants expired	-	-
Balance, December 31, 2006	1,797,361	$2.75

As at December 31, 2006, the Company had the following warrants outstanding:

	Number of	Exercise
Expiry date	Warrants	Price
February 17, 2007	1,797,361	$2.75

No warrants were issued during the year ended December 31, 2006. The weighted average fair value of warrants issued during the year ended December 31, 2005 amounted to $0.83 per warrant. The fair value of each warrant was determined using the Black-Scholes option pricing model and the following weighted average assumptions:

	December 31,	December 31,
	2006	2005
Risk-free interest rate	N/A	3.1%
Expected life	N/A	2.0 years
Expected volatility	N/A	72.6%
Expected dividend yield	N/A	0.0%

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

13.	SHARE CAPITAL (continued)

(e) Income tax effects:

In 2006, the Company renounced to investors income tax deductions from Canadian exploration expenditures totalling $413,333, pursuant to a flow-through financing in May 2005. The related future income tax effect of $140,833 arising on the renouncement has been netted against share capital.

The Company has also recorded the future income tax benefit of share issue costs of $843,358 and included this amount in share capital.

14.	NET LOSS PER SHARE

The existence of stock options and warrants affects the calculation of loss per share on a fully diluted basis. As the effect of the dilution is to reduce the reported loss per share, the fully diluted loss per share for the years ended December 31, 2005 and 2004 is the same as basic loss per share.

15.	COMMITMENTS

The Company has entered into leases for premises and office equipment. Total minimum lease commitments, total approximately $428,679. Minimum rental commitments for following years total:

Year	Amount
2007	$107,412
2008	99,777
2009	98,409
2010	97,041
2011	26,040
Subsequent to 2011	-
$428,679

The company is also responsible for its share of property taxes and operating costs on office premises leases.

16.	FINANCIAL INSTRUMENTS

	(a)	Credit Risk:

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, accounts receivable and amounts due from various joint venture partners. The Company deposits cash and cash equivalents and short-term deposits with financial institutions it believes to be creditworthy, principally in guaranteed investment certificates. In some circumstances, cash balances at these financial institutions may exceed the federally guaranteed amount.

The Company’s accounts receivable are primarily derived from input tax credits receivable and expenditures incurred on mineral properties in which the Company is involved in a joint venture and therefore entitled to reimbursement of a percentage of the expenditures. The Company performs an ongoing evaluation of its joint venture partners’ financial condition and, in all cases, requires no collateral from its joint venture partners. The Company will maintain an allowance for doubtful accounts receivable in those cases for which the expected collectibility of accounts receivable is in question.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

16.	FINANCIAL INSTRUMENTS (continued)

At December 31, 2006, the Company had $49,202 in accounts receivable due from joint-venture partners.

(b)	Fair Values:

At December 31, 2006, the fair values of cash, receivables, accounts payable and accrued liabilities approximated their carrying values because of the short-term nature of these instruments.

17.	RELATED PARTY TRANSACTIONS

(a)

For the year ended December 31, 2006, the Company paid or accrued $8,177 (2005 – $33,855) in legal fees to a law firm of which a director is a partner. This individual became a director of the Company in 2004.

(b)

For the year ended December 31, 2006, the Company invoiced Aurora $1,162,245 for its share of office costs, employee wages and benefits and costs of the Aurora IPO financing. At December 31, 2006, the Company had a receivable due from Aurora of $88,154 relating to these expenditures.

In April 2006, the Company and Aurora signed a cost-sharing agreement whereby the Company will charge common office and employee benefit costs to Aurora. This arrangement will be evaluated regularly and adjusted based upon the activity levels of each company and can be terminated on 60 days notice by either party.

18.	SEGMENTED AND JOINT VENTURE INFORMATION

	(a)	Geographical segmented information

The Company has three geographical segments: Canada, Mexico and Turkey. The total assets attributable to the geographical locations relate primarily to its equity-accounted investment in Aurora, exploration properties and deferred exploration expenditures and have been disclosed in Note 10. The net income (loss) relating to the operations in Canada, Mexico and Turkey totaled $15,410,176 (2005 – ($3,997,257), ($199,223) (2005 – ($954,262) and ($199,314) (2005 - $344,424) respectively for the year ended December 31, 2006.

	(b)	Real estate development – discontinued operations

As at December 31, 2006, substantially all of the assets, liabilities and operations of the Company were related to the acquisition, exploration and development of natural resource properties. From January 1999 to June 2001, the Company was involved in the development and marketing of residential real estate properties, primarily in the Greater Toronto Area, which included a joint venture called Berkley Homes (Pickering) Inc. The Company has included in operations a loss from discontinued operations of $3,996 for the year ended December 31, 2006. The Company has received a letter of indemnity from the co-venturer absolving it of any liability under the remaining warranty obligation of the joint venture.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

(c ) Joint venture information

In June 2005, the Company and an arm’s length party each transferred their 50% respective interest in certain mineral properties located in the Central Mineral Belt of Labrador, Canada to Aurora. For its contribution, the Company acquired a 52% interest in Aurora. Subsequently, for an additional contribution of $4,999,995, the Company earned an additional 5% interest in Aurora, bringing its total interest to 56.8% . For the year ending December 31, 2005, Aurora is accounted for as a joint venture.

The Company’s proportionate share of the joint venture assets, liabilties, loss and cash flows included in these consolidated financial statements is as follows:

Balance Sheet

2005
Assets
Cash	$212,412
Accounts receivable and other	65,399
Equipment	13,923
Exploration properties and deferred exploration expenditures	5,451,200
5,742,934
Liabilities
Bank indebtedness	44,078
Accounts payable and accrued liabilities	51,820
Future income tax payable	1,137,612
1,233,510

Joint venture retained earnings
Retained earnings (deficit)	(10,605)
$(10,605)

Statement of Operations and Retained Earnings

From incorporation to
December 31, 2005
Revenue
Interest income	$16,442

Expenses
General and administrative costs	27,047
Net income	(10,605)
(Deficit), beginning of period	-
(Deficit), end of period	$(10,605)

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

Statement of Cash Flows

From incorporation to
December 31, 2005
Cash flows from operating activities
Net loss for the period	$(10,605)
Accounts payable and accrued liabilities	17,801
Cash flows from operating activities	7,196

Cash flows from financing activities
Bank indebtedness	44,078
Issuance of common shares for cash	4,999,995
Cash flows from financing activities	5,044,073

Cash flows from investing activities
Accounts receivable and prepaid expenses	(65,399)
Purchase of equipment	(16,172)
Accounts payable and accrued liabilities	34,018
Interest in exploration properties and deferred exploration expenditures	(4,791,304)
Cash flows from investing activities	(4,838,857)
Increase in cash	212,412
Cash, beginning of period	-
Cash, end of period	$212,412

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

19.	CHANGE IN ACCOUNTING POLICIES

The Canadian Institute of Chartered Accountants (“CICA”) issued new recommendations in Handbook Section 3870, “Stock-based compensation and other stock-based payments,” effective for fiscal years beginning on or after January 1, 2004. The recommendations require recognition of an expense arising from stock options granted to both employees and non-employees at the date of grant in an amount equal to the fair value of the options granted. The fair value of option grants is established at the date of grant using a Black-Scholes option pricing model and the compensation cost, equal to the option’s fair value, is recognized over the option’s vesting period.

The impact of the adoption of the fair value based method resulted in an increase in accumulated deficit of $242,094 with a corresponding credit to contributed surplus in shareholders’ equity, reflecting the fair value of options granted during 2003.

20.	SUBSEQUENT EVENTS

(a)

Subsequent to December 31, 2006, 214,900 stock options were exercised for total proceeds of $298,316 and 1,797,361 share purchase warrants were exercised for proceeds of $4,942,743. In addition, the Company granted 785,000 stock options to employees and directors at exercise prices ranging from $10.17 to $14.25 exercisable for a period of five years, which are subject to shareholder approval.

(b)

Subsequent to year-end, the Company closed a short form prospectus (the “Offering”) to sell 4,100,000 common shares at price of $14.75 per share, raising gross proceeds of $60,475,000. The Offering has a 15% Greenshoe option, allowing the underwriter’s to acquire up to an additional 615,000 common shares at a price of $14.75 per share for 30 days after the close of the Offering. The Underwriter’s received a cash commission of 5%.

(c) Subsequent to year-end, the Company acquired an additional 900,000 common shares of Latin American Minerals at a cost of $0.45 per share, with the transaction expected to settle on April 4, 2007.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

21.	DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). Set out below are the material adjustments to net loss for the years ending December 31, 2006, 2005 and 2004 and to shareholders’ equity at December 31, 2006, 2005 and 2004 in order to conform to accounting principles generally accepted in the United States (“U.S. GAAP”).

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
STATEMENT OF (LOSS) INCOME:	2006	2005	2004

Net (loss) income based on Canadian GAAP	15,011,639	(5,304,538)	(4,462,744)
Deferred exploration costs prior to the establishment
of proven and probable mineral reserves (Note 21a)	(5,855,941)	(8,136,593)	(3,707,776)
Flow-through shares (Note 21h)	525,000	(162,800)	(611,240)
Dilution gain (Note 21d)	(26,489,773)	-	-
Equity loss of Aurora (Note 21d)	(7,956,411)	-	-
Stock-based compensation for employees (Note 21e)	362,559	840,528	2,179,744
Unrealized gains on trading securities (Note 21c)	640,888	-	-
Change to future income tax expense	220,043	-	-
Net loss for the year based on U.S. GAAP	(23,541,996)	(12,763,403)	(6,602,016)

Weighted average number of shares outstanding	55,944,336	45,054,136	29,076,392
Loss per share, basic and diluted	(0.42)	(0.28)	(0.23)

SHAREHOLDERS’ EQUITY:
Shareholders’ equity based on Canadian GAAP	99,364,065	31,736,769	14,111,467
Deferred exploration costs prior to the establishment
of proven and probable mineral reserves (Note 21a)	(14,475,249)	(12,758,885)	(4,622,292)
Equity loss of Aurora (Note 21d)	(7,956,411)	-	-
Equity loss of Aurora from prior years	(2,634,279)
Flow-through shares (Note 21h)	140,833	(525,000)	(228,800)
Incremental dilution gain (Note 21d)	834,671	-	-
Cumulative other comprehensive income (Note 21b)	1,062,000	-	900
Unrealized gains on trading securities (Note 21c)	640,888	-	-
Change to future income tax expense	220,043	-	-

Shareholders’ equity based on U.S. GAAP	77,196,561	18,452,884	9,261,275

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

21.	DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

The following sets out the material balance sheet differences between Canadian and U.S. GAAP:

	2006	2005	2004

1. Exploration properties and deferred exploration expenditures
Canadian GAAP	18,450,217	17,022,558	4,622,292
Deferred exploration costs prior to the establishment
of proven and probable mineral reserves (Note 21a)	(14,475,249)	(12,758,885)	(4,622,292)
Future income tax effect of exploration costs
(Note 21a)	(1,029,564)	-	-
U.S. GAAP	2,945,404	4,263,673	-

2. Available for sale investments
Canadian GAAP	1,327,500	-	39,600
Comprehensive income (Note 21b)	1,062,000	-	900
U.S. GAAP	2,389,500	-	40,500

3. Trading securities
Canadian GAAP	3,536,397	-	-
Unrealized gains (Note 21c)	640,888	-	-
U.S. GAAP	4,177,285	-	-

4. Investment in Aurora
Canadian GAAP	37,508,155	-	-
Incremental dilution gain (Note 21d)	834,671	-	-
Equity in loss of Aurora from prior years	(2,634,279)	-	-
Equity in loss of Aurora (Note 21d)	(7,956,411)	-	-
U.S. GAAP	27,752,136	-	-

5. Accounts payable and accrued liabilities
Canadian GAAP	1,375,149	884,008	447,144
Flow through shares (Note 21h)	-	525,000	228,800
U.S. GAAP	1,375,149	1,409,008	675,944

6. Capital Stock
Canadian GAAP	88,176,082	35,657,063	15,927,322
Stock based compensation (Note 21e)	-	(141,742)	-
Flow-through common shares (Note 21h)	(384,167)	(44,660)	88,740
U.S. GAAP	87,791,915	35,470,661	16,016,062

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

21.	DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

7. Contributed surplus
Canadian GAAP	5,484,416	3,062,200	2,363,414
Stock based compensation (Note 21e)	(3,241,089)	(2,878,530)	(2,179,744)
Dilution gain (Note 21d)	27,324,444	-	-
Other comprehensive income (Note 21b)	1,062,000	-	-
U.S. GAAP	30,629,771	183,670	183,670

8. Future income taxes
Canadian GAAP	1,572,172	1,137,612	-
Future income tax effect of exploration costs
(Note 21a)	(1,029,564)	4,044,897	1,534,764
Flow-through common shares (Note 21h)	(140,833)	-	(320)
Accounts payable and accrual	-	186,900	81,453
Change to future income tax expense	(220,043)	(4,231,797)	(1,615,897)
U.S. GAAP	181,732	1,137,612	-

(a)	Interest in Exploration Properties and Deferred Exploration Costs

Under U.S. GAAP, acquisition costs are capitalized, but exploration costs are not considered to have the characteristics of property, plant and equipment and, accordingly, are expensed prior to the Company determining that proven or probable mineral reserves exist, after which all such costs are capitalized.

(b)	Available for sale investments

Under U.S. GAAP, securities that are available for sale are recorded at fair value and unrealized gains or losses are included in comprehensive income. An impairment on available for sale securities is recorded in income if such loss is determined to be other than temporary. Under Canadian GAAP, these securities are recorded at cost.

(c)	Trading securities

Under U.S. GAAP, securities that are bought and held for sale in the near term are considered trading securities and are accounted for at fair value, with unrealized holding gains and losses included in earnings for the period.

(d)	Investment in Aurora

Under Canadian GAAP, the Company recognized a dilution gain of $26,489,773 on issuance of additional common shares by Aurora (note 9). Under U.S. GAAP, the Company also recognized a dilution gain of $26,843,005, but the dilution gain would be recognized as a capital transaction in stockholders equity as the gain would not be considered assured of realization as Aurora is a development stage entity.

The Company’s equity loss pickup of Aurora would increase primarily due to the expensing of deferred exploration expenditures in Aurora under U.S. GAAP.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

21.	DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(e)	Stock-based Compensation

Effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement (“SFAS”) 123(R) “Share-Based Payment”, a revision to SFAS 123 “Accounting for Stock-Based Compensation.” SFAS 123(R) requires the Company to recognize in the statement of operations the grant date fair value of share-based compensation awards granted to employees over the requisite service period. Compensation expense recognized reflects estimates of award forfeitures and any changes in estimates thereof are reflected in the period of change.

Pursuant to the provisions of SFAS 123(R), the Company applied the modified-prospective transition method. Under this method, the fair value provisions of SFAS 123(R) are applied to new employee share-based payment awards granted or awards modified, repurchased, or cancelled after January 1, 2006. Measurement and attribution of compensation cost for unvested awards at January 1, 2006, granted prior to the adoption of SFAS 123(R), are recognized based upon the provisions of SFAS 123. The cumulative effect of a change in accounting principle to reflect forfeitures for prior periods was determined to be immaterial and not recorded. Prior to adoption, the Company applied the intrinsic value method to employee awards pursuant to APB 25 and related interpretations. Under the intrinsic value method, no stock-based compensation had been recognized as the exercise price of employee options equaled or exceeded the fair market value of the underlying stock at the date of grant. If the Company had accounted for its stock-based compensation plan for employees under SFAS 123 for fiscal years ending December 31, 2005 and 2004, the proforma impact would have been as follows:

	2005	2004
	$	$
Net (loss) income for the year based on US GAAP	(12,763,403)	(6,602,016)
Expense under SFAS 123	(840,528)	(2,179,744)
Pro forma net loss	(13,518,551)	(8,781,760)

(f)	Statements of Cash Flows

As a result of the treatment of mining interests under item (a) above, cash expended for the exploration costs would have been classified as operating rather than investing, resulting in the following totals:

	2006	2005	2004
	$	$	$

Cash from operating activities	(8,244,276)	(12,475,291)	(5,070,006)

Cash from investing activities	(15,388,061)	4,189,176	(3,978,777)

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

21.	DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(g)	Comprehensive Income

For U.S. GAAP purposes Statement of Financial Accounting Standards No. 130 (“FAS 130”) establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. FAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement.

	2006	2005	2004
	$	$	$
Net (loss) income for the year based on U.S. GAAP	(23,541,996)	(12,763,403)	(6,602,016)
Other comprehensive (loss) income:
Change in unrealized (losses) gains on available for sale securities	1,062,000	-	900
Comprehensive net loss based on U.S. GAAP	(22,479,996)	(12,763,403)	(6,601,116)

(h)	Flow-through Shares

Under Canadian income tax legislation, the Company is permitted to issue shares whereby the Company agrees to incur Canadian exploration expenditures (as defined in the Income Tax Act, Canada) and renounce the related income tax deductions to investors. Under Canadian GAAP, the full amount of funds received from flow-through share issuances are initially recorded as share capital. Upon renouncing the expenditures, the amount of deferred tax on the expenditures is removed from share capital. Under U.S. GAAP, the premium paid for the flow-through shares in excess of market value is credited to liabilities and included in income when the related tax benefits are renounced by the Company.

Furthermore, under U.S. GAAP, and notwithstanding that there is not a specific requirement to segregate the funds pursuant to the flow-through share agreements, the flow-through funds which are unexpended at the balance sheet date are separately classified as restricted cash. As at December 31, 2006, unexpended flow-through funds totalled $nil (2005 - $413,334; 2004 - $1,058,061).

(i)	Recent Accounting Pronouncements

Financial Instruments

Effective January 1, 2007, the Company will adopt CICA Handbook Section 3855 Financial Instruments – Recognition and Measurement, CICA Handbook Section 3865, Hedges, and CICA Handbook Section 1530, Comprehensive Income (the “Financial Instruments Standards”). As the Company has not previously undertaken hedging activities, adoption of Section 3865 will have no impact on the Company.

The adoption of the Financial Instrument Standards will result in the Company recognizing available for sale investments and all derivative and other financial instruments held for trading as assets or liabilities at fair value. The Company has no derivative financial instruments at December 31, 2006. Accordingly, transitional adjustments in respect of these standards will be recorded to the opening investment balances and accumulated other comprehensive, at January 1, 2007.

Gains or losses associated with items designated as held for trading are recorded in the statement of operations, separate from any interest or dividends earned on these investments. Gains or losses associated with items classified as available for sale will be separately recorded as unrealized within our other comprehensive income until such time as the investment is disposed of, or incurs a decline in fair value that is on an other than temporary basis, at which time any gains or losses will then be realized and reclassified to the statement of operations.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2006 and 2005

21.	DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

Fair Value Measurement

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurement” which defined fair value, established a framework for measuring fair value and to expand disclosures about fair value measurements. The statement only applies to fair value measurements that are already required or permitted under current accounting standards and is effective for fiscal years beginning after November 15, 2007. It is not determinable whether the adoption this Interpretation will have a significant effect on the Company’s results of operations or financial position.

Income Taxes

In June 2006, FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of SFAS Statement No. 109. This interpretation provides guidance on recognition and measurement of uncertainties in income taxes and is effective for our 2007 fiscal year end. It is not determinable whether the adoption this Interpretation will have a significant effect on the Company’s results of operations or financial position.